Exhibit 10.5

MUTUAL SEPARATION AGREEMENT

This agreement regarding termination of employment, “the Agreement”, is entered into

BETWEEN:

(1)	Autoliv Inc., referred to as “the Company”;
(2)	Steve Fredin, referred to as “the Employee”; together referred to as “the Parties”.

1-	Background

1.1	The Employee is employed by the Company pursuant to the terms and conditions outlined in the Employee’s employment agreement dated August 8, 2011.

1.2

The Company and the Employee have agreed that the employment of the Employee shall cease on the terms set out in this agreement. This agreement will take effect on September 1, 2018, “the Agreement Effective Date”.

The Employee shall be released from all duties linked to the Company on January 1, 2019, “the Release Date”, except for being reasonably available over the phone and email to answer any questions that the Company may have. Apart from what is explicitly stated below, the agreement supersedes all earlier oral and written agreements between the Company, or any associated company, and the Employee, relating to the employment of the Employee. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

The provisions of this Separation Agreement, including the avoidance of doubt section 5.6 below, shall not waive or terminate any rights to indemnification the Employee may have under the Company’s Restated Certificate of Incorporation, Re-stated Bylaws or the Indemnification Agreement between the Employee and the Company.

2-	Termination of the Employment

2.1

The Employee’s employment with the Company shall cease 18 calendar months after the Agreement Effective Date, “the Termination Date”. Any change to be requested by the Employee to apply an earlier termination date due to new employment is subject to the written approval of the Company.

3-	Compensation

3.1

The Employee shall be entitled to his current monthly salary, pension and other current perquisites until the termination date.  Other perquisites include 401(k), non-qualified retirement plan, medical, dental, vision, long-term disability life insurance, and company vehicle benefits as per U.S. policy.  Employee remains eligible for vested benefits in accordance with existing retiree benefits in accordance with those established policies, plans and procedures.

3.2	The Employee shall be entitled to “the Short Term Incentive” in accordance with the Company’s (Autoliv Inc.’s) policy for the performance year 2018.

3.3

Not later than one month after the Termination Date, the Company shall pay a lump sum severance payment, “the Severance Payment”, equivalent to 12-months equivalent of the clauses (i) through (iii) of Section 6.1 of the Severance Agreement (dated August 8, 2011) signed between the Parties. The payment does not constitute a basis for any form of pension entitlement or right to vacation pay.

1(3)

3.4

Not later than one month following the Termination Date, the Company shall pay any vacation pay accrued until the Agreement Effective Date. Any vacation days earned between the Release Date and the Termination Date will be registered as used by the Employee.

3.5

The Assignee is responsible for the reporting and payment of any and all income taxes levied on him for all remuneration, allowances and benefits provided by the company pursuant to this agreement or otherwise in, in accordance with the laws of the USA and Sweden. Such remuneration, benefits, reimbursements and allowances shall be includible in the taxable income of the assignee in accordance with the laws of the USA and Sweden and subject to normal payroll deductions to the extent required by law.

The company will compensate the Assignee for any additional tax cost that occurs on his employment income as a result of his assignment in Sweden for Project Nova for the period between October 2017 and December 2018. Employment income includes base salary, STI, LTI and benefits in kind provided during the assignment. The company will also provide the Assignee with assistance to prepare and file the annual tax return in the countries where he needs to file a tax return necessary.

A reconciliation of the amount of taxes paid will determine that the assignee and the company pay the correct amount of taxes respectively and that the assignee has not suffered a higher tax burden from having his employment income taxed in Sweden. A third party as appointed by the company (and the cost associated with such determination shall be borne by the company) determines the grounds for the division of the amount of taxes between the parties. The third party will assist the parties with this tax reconciliation.

4-	Undertakings

4.1

The Employee has an obligation of loyalty that follows by an employment relationship. Accordingly, the Employee has a duty to be loyal to the Company until the Termination Date and thus carry out, inter all, the remaining tasks and assignments the Employee is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2

The Employee will continue to be bound by the confidentiality undertaking under section 8 of the Employment Agreement. The Employee is thereby not allowed to in any way disclose sensitive or otherwise confidential information regarding the Company or any of its associated companies to any other company or individual not employed by the company or its associated companies. This confidentiality undertaking is not limited in time.

4.3

The Parties agree that the Non-Competition Covenant as described in section 14 of the Executive’s employment agreement dated August 8, 2011 becomes operative during the twelve (12) months immediately following the Termination Date and the Company shall pay the Executive compensation as described in section 14 of the employment agreement dated August 8, 2011.

5-	Other Issues and Final Settlement

5.1

The Employee participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The Parties agree that the Employee’s entitlement under the Incentive Plan will be handled in accordance with the rules and regulations prescribed by the Incentive Plan. With reference to the rules of the plan, the Parties note that all of the Employee’s Restricted Stock Units and Performance Shares promised but not vested will not vest and shall be forfeited as of the Termination Date. The Employee’s unexercised stock options, if any, will remain exercisable for three (3) months after the Termination Date or until the expiration date for the options, whichever occurs first.

5.2	The Parties agree that the Employee shall have no priority rights to re-employment.

2(3)

5.3

The separation between the Employee and the Company is based on mutual trust and the Parties agree that they shall use their best endeavors to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of separation. The Parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable laws.

5.4

On the date the Employee is released from all duties, the Employee shall return the Company all keys, credit cards, documents, mobile phone, laptop computer and all other property the Employee may have in his possession and which belongs to the Company or its associated Companies.  Employee may keep his corporate fuel card through February 29, 2020.

5.5

The Employee acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as an executive. To the extent that any such claim exists or may exist, the Employee irrevocably waive such claim and release the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim.

5.6

Through the signing of this agreement and fulfillment of the provisions herein, all unsettled matters between the Parties shall be deemed to be finally settled and the Employee shall have no claims against the Company or any of its associated companies as regards to salary, vacation pay, incentives, pension contributions, damages or otherwise.

6-	Governing Law and Disputes

This agreement shall be governed by and construed in accordance with the laws of Sweden.

This agreement has been duly executed in two original copies, of which each of the Parties has taken a copy.

Stockholm, Sweden

March 11, 2018

On behalf of Autoliv Inc.	The Employee

/s/ Jan Carlson	/s/ Steve Fredin
Jan Carlson	Steve Fredin
Chairman and President
Autoliv Inc.

/s/ Karin Eliasson
Karin Eliasson
GVP, Human Resources

3(3)